Exhibit 99.1

Company Press Release


MacNeal-Schwendler to Acquire Knowledge Revolution

LOS ANGELES--(BUSINESS WIRE)--Dec. 22, 1998--The MacNeal-Schwendler Corp. (NYSE:MNS - news; MSC), the world's leading supplier of analysis software and services, Tuesday announced the acquisition of Knowledge Revolution (KR), the world's leading developer and distributor of 2D and 3D motion simulation software for design engineers and analysts. The purchase price was approximately $19 million in cash.

"The power of desktop computing and the explosion of mid-range solid modelers has created a strong demand for simulation tools among design engineers," said Frank Perna, MSC's chairman and chief executive officer.

"The acquisition of Knowledge Revolution fits well with our growth strategy, giving us a leadership position in this new market segment which we expect will grow to over 500,000 users by 2001. This acquisition more than doubles the size of our current addressed market. KR allows us to increase the leverage of our technology and distribution channels and enhances our ability to provide complete solutions to our customer base," Perna added.

In connection with the acquisition, MSC is expected to take a one-time charge in the fourth quarter, related to the write-off of in-process research and development costs and certain other acquisition costs.

"KR is currently profitable and will contribute to MSC's growth," continued Perna. "The acquisition of KR makes MSC the market leader for all users of MCAE solutions, from expert analysts to design engineers."

The MacNeal-Schwendler Corporation is the world's leading supplier of mechanical computer-aided engineering solutions. MSC provides software, services, and strategies by partnering with customers to increase the performance of their structural designs. MSC's solutions have played a key role in the design of virtually every major automobile, aircraft, and space vehicle developed in the past decade.

MSC solutions are provided by offices throughout North America, Europe, Latin America, and the Asia-Pacific region. For more information, visit the MSC Web site at www.macsch.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include possible delays in developing, completing, or shipping new or enhanced products, the ability to integrate KR into MSC, retention of key employees of KR, ability to develop parallel distribution channels, worldwide economic conditions, foreign currency translations, competition and other risks and uncertainties that are detailed from time to time in the company's Securities and Exchange Commission reports, including the most recent Form 10-K and Form 10-Q reports.

Contact:

MacNeal Schwendler Corp.
Joanne Keates, 323/259-4263
joanne.keates@macsch.com